SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                            ICG Communications, Inc.

                                (Name of Issuer)


                     Common Stock, par value $0.01 per share

                         (Title of Class of Securities)


                                    449246107

                                 (CUSIP Number)


                                 Thomas O. Hicks
                   c/o Hicks, Muse, Tate & Furst Incorporated
                               200 Crescent Court
                                   Suite 1600
                              Dallas, Texas  75201
                                 (214) 740-7300

 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)


                                   Copies to:

                                  Eric S. Shube
                             Vinson & Elkins, L.L.P.
                           1325 Avenue of the Americas
                            New York, New York 10019
                                 (917) 206-8005

                                 April 10, 2000

             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]




                         (Continued on following pages)

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                             Mr.  Thomas  O.  Hicks
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                             N/A
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                   United States
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                           11,280,954
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                      11,280,954
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                      11,280,954
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)     18.84%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        IN
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                          HM4  ICG  Qualified  Fund,  LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                        Delaware
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                            5,132,396
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                       5,132,396
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                       5,132,396
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    9.56%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        OO
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                           HMTF  Equity  Fund  IV  (1999),  L.P.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                           Texas
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                            5,132,396
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                       5,132,396
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                       5,132,396
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    9.56%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                             HM4  ICG  Private  Fund,  LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                        Delaware
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                               36,314
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                          36,314
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                          36,314
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.08%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        OO
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                     HMTF  Private  Equity  Fund  IV  (1999),  L.P.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                           Texas
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                               36,314
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                          36,314
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                          36,314
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.08%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                             HM4/GP  (1999)  Partners,  L.P.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                           Texas
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                            5,168,710
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                       5,168,710
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                       5,168,710
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    9.62%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                             HM 4-EQ  (1999)ICG  Coinvestors,  LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                        Delaware
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                               75,502
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                          75,502
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                          75,502
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.15%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                             HM 4-EQ  (1999)ICG  Coinvestors,  L.P.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                           Texas
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                               75,502
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                          75,502
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                          75,502
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.15%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                           HM 4-SBS  ICG  Coinvestors,  LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                        Delaware
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                              123,055
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                         123,055
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                         123,055
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.25%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        00
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                           HM  4-SBS  (1999)  Coinvestors,  L.P.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                           Texas
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                              123,055
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                         123,055
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                         123,055
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.25%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                        Hicks,  Muse  GP  (1999)  Partners  IV,  L.P.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                           Texas
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                            5,367,267
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                       5,367,267
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                       5,367,267
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    9.95%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                            Hicks,  Muse  (1999)  Fund  IV,  LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                           Texas
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                            5,367,267
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                       5,367,267
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                       5,367,267
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    9.95%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        OO
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                             HM  PG-IV  ICG,  LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                        Delaware
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                              273,210
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                         273,210
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                         273,210
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.56%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        OO
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                            Hicks,  Muse  PG-IV  (1999),  C.V.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                     Netherlands
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                              273,210
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                         273,210
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                         273,210
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.56%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                   HM  Equity  Fund  IV/GP  Partners  (1999),  C.V.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                     Netherlands
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                              273,210
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                         273,210
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                         273,210
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.56%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                            HM  GP  Partners  IV  Cayman,  L.P.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                  Cayman Islands
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                              273,210
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power                          273,210
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                         273,210
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.56%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                             HM  Fund  IV  Cayman  LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                  Cayman Islands
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                              273,210
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                         273,210
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                         273,210
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.56%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        OO
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  762430  10  6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                             HMTF  Bridge  ICG,  LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                        Delaware
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                            5,640,477
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                       5,640,477
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                       5,640,477
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**   10.40%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        OO
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                           HMTF  Bridge  Partners,  L.P.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                        Delaware
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                            5,640,477
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                       5,640,477
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                       5,640,477
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**   10.40%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

--------------------------------------------------------------------------------
CUSIP  No.  449246107
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person  (entities  only)

                             HMTF  Bridge  Partners,  LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source  of  Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check  if  Disclosure  of  Legal  Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                           Texas
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                            5,640,477
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                       5,640,477
--------------------------------------------------------------------------------
     11    Aggregate  Amount  Beneficially  Owned  by  each  Reporting  Person**
                                                                       5,640,477
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in  Row  (11)  Excludes  Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**   10.40%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        OO
--------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

**           Assuming  (1)  conversion  of all 8% Series A Convertible Preferred
Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of (a) any 8% Series A Convertible Preferred Stock held by other holders or (b) any capital stock held by other holders and
(2) exercise of all five-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

Item  1.  Security  and  Issuer.

     The class of equity securities to which this Schedule 13D (this "Statement") relates is the Common Stock, par value $0.01 per share (the "Common Stock"), of ICG Communications, Inc., a Delaware corporation (the "Issuer"). The address of the Issuer's principal executive offices is 161 Inverness Drive West, Englewood, Colorado 80112.


Item  2.  Identity  and  Background.

     (a)     Name  of Person(s) Filing this Statement (the "Reporting Persons"):

Mr.  Thomas  O.  Hicks
HM4 ICG Qualified Fund, LLC, a Delaware limited liability company ("Qualified LLC")
HMTF Equity Fund IV (1999), L.P., a Texas limited partnership ("Equity L.P.") HM4 ICG Private Fund, LLC, a Delaware limited liability company ("Private LLC") HMTF Private Equity Fund IV (1999), L.P., a Texas limited partnership ("Private L.P.")
HM4/GP (1999) Partners, L.P., a Texas limited partnership ("HM4/GP Partners") HM 4-EQ ICG Coinvestors, LLC, a Delaware limited liability company ("4-EQ LLC") HM 4-EQ (1999) Coinvestors, L.P., a Texas limited partnership ("4-EQ L.P.") HM 4-SBS ICG Coinvestors, LLC, a Delaware limited liability company ("4-SBS LLC")
HM 4-SBS (1999) Coinvestors, L.P., a Texas limited partnership ("4-SBS L.P.") Hicks, Muse GP (1999) Partners IV, L.P., a Texas limited partnership ("Hicks GP Partners")
Hicks,  Muse  (1999)  Fund  IV, LLC, a Texas limited liability company ("Fund IV
LLC")
HM PG-IV ICG, LLC, a Delaware limited liability company ("PG-IV LLC") Hicks, Muse PG-IV (1999), C.V., a limited partnership organized under the laws of the Netherlands ("PG-IV C.V.")
HM Equity Fund IV/GP Partners (1999), C.V., a limited partnership organized under the laws of the Netherlands ("HM Equity C.V.")
HM GP Partners IV Cayman, L.P., a Cayman Islands exempted limited partnership ("GP Cayman L.P.")
HM Fund IV Cayman LLC, an exempted Cayman Islands limited liability company ("Fund IV Cayman LLC")
HMTF  Bridge  ICG,  LLC,  a  Delaware  limited  liability company ("Bridge LLC")
HMTF Bridge Partners, L.P., a Delaware limited partnership ("Bridge Partners L.P.")

HMTF Bridge Partners, LLC, a Texas limited liability company ("Bridge Partners LLC")

     (b)  -  (c)

Mr.  Thomas  O.  Hicks

     Mr. Thomas O. Hicks is chief executive officer of Hicks, Muse, Tate & Furst Incorporated ("Hicks, Muse"), a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other investment activities. Mr. Hicks is also the sole member and sole manager of Fund IV LLC, which is the sole general partner of Hicks GP Partners, which is the sole general partner of HM4/GP Partners, which is the sole general partner of each of Equity L.P. and Private L.P. Equity L.P. is the sole member of Qualified LLC, and Private L.P. is the sole member of Private LLC. Hicks GP Partners is also the sole general partner of each of 4-SBS L.P. and 4-EQ L.P. 4-SBS L.P. is the sole member of 4-SBS LLC, and 4-EQ L.P. is the sole member of 4-EQ LLC. Mr. Hicks is also the sole member of Fund IV Cayman LLC, which is the sole general partner of GP Cayman L.P., which is the sole general partner of HM Equity C.V., which is the sole general partner of PG-IV C.V. PG-IV C.V. is the sole member of PG-IV LLC. Mr. Hicks is also the sole member of Bridge Partners LLC, which is the sole general partner of Bridge Partners L.P., which is the sole member of Bridge LLC. The business address of Mr. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

                        Qualified  LLC

     Qualified LLC is a Delaware limited liability company formed to invest in the 8% Series A Convertible Preferred Stock of the Issuer (the "Preferred Stock") and the five year warrants (the "Warrants"). The business address of Qualified LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), information with respect to Equity L.P., the sole member of Qualified LLC, is set forth below.

     Equity  L.P.

     Equity L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Equity L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13D of the Exchange Act, information with respect to HM4/GP Partners, the sole general partner of Equity L.P., is set forth below.

     Private  LLC

     Private LLC is a Delaware limited liability company formed to invest in the Preferred Stock and Warrants. The business address of Private LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Private L.P., the sole member of Private LLC, is set forth below.

     Private  L.P.

     Private L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Private L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM4/GP Partners, the sole general partner of Private L.P., is set forth below.

     HM4/GP  Partners

     HM4/GP Partners is a Texas limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of HM4/GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Hicks GP Partners, the sole general partner of HM4/GP Partners, is set forth below.

          4-EQ  LLC

     4-EQ LLC is a Delaware limited liability company formed to invest in the Preferred Stock and Warrants. The business address of 4-EQ LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to 4-EQ L.P., the sole member of 4-EQ LLC, is set forth below.

     4-EQ  L.P.

     4-EQ L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of 4-EQ L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Hicks GP Partners, the sole general partner of 4-EQ L.P., is set forth below.

     4-SBS  LLC

     4-SBS LLC is a Delaware limited liability company formed to invest in the Preferred Stock and Warrants. The business address of 4-SBS LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to 4-SBS L.P., the sole member of 4-SBS LLC, is set forth below.

     4-SBS  L.P.

     4-SBS L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of 4-SBS L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Hicks GP Partners, the sole general partner of 4-SBS L.P., is set forth below.

     Hicks  GP  Partners

     Hicks GP Partners is a Texas limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of Hicks GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV LLC, the sole general partner of Hicks GP Partners, is set forth below.

     Fund  IV  LLC

     Fund IV LLC is a Texas limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships whose principal business is to serve as partners in various investment partnerships. The business address of Fund IV LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Mr. Thomas O. Hicks, the sole member of Fund IV LLC, is set forth above.

     PG-IV  LLC

     PG-IV LLC is a Delaware limited liability company formed to invest in the Preferred Stock and Warrants. The business address of PG-IV LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to PG-IV C.V., the sole member of PG-IV LLC, is set forth below.

     PG-IV  C.V.

     PG-IV  C.V.

     PG-IV C.V. is a limited partnership organized under the laws of the Netherlands, the principal business of which is to invest directly or indirectly in various companies. The business address of PG-IV C.V., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Equity C.V., the sole general partner of PG-IV C.V., is set forth below.

     HM  Equity  C.V.

     HM Equity C.V. is a limited partnership organized under the laws of the Netherlands, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of HM Equity C.V., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13D of the Exchange Act, information with respect to GP Cayman L.P., the sole general partner of HM Equity C.V., is set forth below.

     GP  Cayman  L.P.

     GP Cayman L.P. is a Cayman Islands exempted limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The business address of GP Cayman L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV Cayman LLC, the sole general partner of GP Cayman L.P., is set forth below.

     Fund  IV  Cayman  LLC

     Fund IV Cayman LLC is an exempted Cayman Islands limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships whose principal business is to serve as partners in various investment partnerships. The business address of Fund IV Cayman LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Mr. Thomas O. Hicks, the sole member of Fund IV Cayman LLC, is set forth above.

     Bridge  LLC

     Bridge LLC is a Delaware limited liability company formed to invest in the Preferred Stock and Warrants. The business address of Bridge LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to

Instruction C to Schedule 13D of the Exchange Act, information with respect to Bridge Partners L.P., the sole member of Bridge LLC, is set forth below.

     Bridge  Partners  L.P.

     Bridge Partners L.P. is a Delaware limited partnership, the principal business of which to invest directly or indirectly in various companies. The business address of Bridge Partners L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Bridge Partners LLC, the general partner of Bridge Partners L.P., is set forth below.

     Bridge  Partners  LLC

     Bridge Partners LLC is Texas limited liability company, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of Bridge Partners LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Mr. Thomas O. Hicks, the sole member of Bridge Partners LLC, is set forth above.

     (d) None of the entities or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the entities or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

     (f)        Mr.  Hicks  is  a  United  States  citizen.

Item  3.  Source  and  Amount  of  Funds  or  Other  Consideration.

     As more fully described in Item 6 below, on April 10, 2000, Bridge LLC, Qualified LLC, Private LLC, PG-IV LLC, 4-SBS LLC and 4-EQ LLC each purchased from the Issuer the number of shares of Preferred Stock and the number of Warrants set forth opposite their respective names below at the purchase price set forth opposite their respective names below.

___________________________________________________________________________
Name  of  entity         Number  of  shares       Number  of      Purchase
                          of  Preferred  Stock     Warrants        Price
                           purchased              purchased

___________________________________________________________________________
Qualified  LLC                 10,464            1,395,253     $104,644,000
Private  LLC                       74               9,885          $741,000
4-EQ  LLC                         154              20,502        $1,538,000
4-SBS  LLC                        251              33,412        $2,506,000
PG-IV  LLC                        557              74,281        $5,571,000
Bridge  LLC                    11,500             1,533,334    $115,000,000

____________________________________________________________________________


     Qualified LLC obtained funds for the purchase price of its shares of Preferred Stock and its Warrants from capital contributions provided by Equity L.P.; Equity L.P. obtained such funds from capital contributions provided by its limited partners and HM4/GP Partners; HM4/GP Partners obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners; and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.


     Private LLC obtained funds for the purchase price of its shares of Preferred Stock and its Warrants from capital contributions provided by Private L.P.; Private L.P. obtained such funds from capital contributions provided by its limited partners and HM4/GP Partners; HM4/GP Partners obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners; and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.


     4-EQ LLC obtained funds for the purchase price of its shares of Preferred Stock and its Warrants from capital contributions provided by 4-EQ L.P.; 4-EQ L.P. obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners, and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.


     4-SBS LLC obtained funds for the purchase price of its shares of Preferred Stock and its Warrants from capital contributions provided by 4-SBS L.P.;
4-SBS L.P. obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners, and Hicks GP

Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

     PG-IV LLC obtained funds for the purchase price of its shares of Preferred Stock and its Warrants from capital contributions provided by PG-IV C.V.; PG-IV C.V. obtained such funds from capital contributions provided by its limited partners and HM Equity C.V.; HM Equity C.V. obtained such funds from capital contributions provided by its limited partners and G.P. Cayman L.P.; and G.P. Cayman L.P. obtained such funds from capital contributions provided by its limited partners and Fund IV Cayman LLC. Fund IV Cayman LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

     Bridge LLC obtained funds for the purchase price of its shares of Preferred Stock and its Warrants from capital contributions provided by Bridge Partners L.P.; Bridge Partners L.P. obtained $3,489,230.00 of such funds from capital contributions provided by its general partner, Bridge Partners LLC, and its limited partners, and it obtained the remainder of the funds, $114,735,029.39 (including fees), from borrowings under a credit agreement dated December 28, 1999, among HMTF Partners, L.P. and HM/Europe Coinvestors, C.V., as Initial Borrowers, and any Future Borrowers from time to time parties thereto, the Lenders from time to time parties thereto, the Issuing Bank, The Chase Manhattan Bank, as Administrative Agent, and Bank of America, N.A., as Syndication Agent ("Credit Agreement"). Such funds include amounts allocated to fees and expenses. Bridge Partners L.P. intends to repay the Credit Agreement either with funds drawn under a new credit facility or with funds contributed by affiliates of Hicks, Muse. The terms of the line of credit facility are set forth in the Credit Agreement, a copy of which is filed as Exhibit 10.4 hereto, and is incorporated by reference. Bridge Partners LLC obtained the funds it contributed to Bridge Partners L.P. from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

Item  4.  Purpose  of  the  Transaction.

     The Reporting Persons consummated the transactions described herein in order to acquire an interest in the Issuer for investment purposes. The
Reporting Persons intend to review continuously their position in the Issuer. Depending upon future evaluations of the business prospects of the Issuer and upon other developments, including, but not limited to, general economic and business conditions and stock market conditions, the Reporting Persons may retain or from time to time increase their holdings or dispose of all or a portion of their holdings, subject to any applicable legal and contractual restrictions on their ability to do so.

     In addition, the matters set forth in Item 6 below are incorporated in this
Item  4  by  reference  as  if  fully  set  forth  herein.

     Except as set forth in this Item 4 (including the matters described in Item 6 below which are incorporated in this Item 4 by reference), the Reporting Persons have no present plans or proposals that relate to or that would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D under the Exchange Act.


Item  5.  Interest  in  Securities  of  the  Issuer.


     (a) (1) Qualified LLC is the record and beneficial owner of 10,464 shares of Preferred Stock and 1,395,253 Warrants. Assuming conversion of all such shares of Preferred Stock and exercise of all such Warrants, Qualified LLC is the beneficial owner of 5,132,396 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 9.56% of the outstanding shares of Common Stock.


     (2) Assuming conversion of all 10,464 shares of Preferred Stock and exercise of all 1,395,253 Warrants owned of record by Qualified LLC, Equity L.P., in its capacity as sole member of Qualified LLC, may, pursuant to Rule
13d-3 of the Exchange Act, be deemed to be the beneficial owner of 5,132,396 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 9.56% of the outstanding shares of Common Stock.

     (3) Private LLC is the record and beneficial owner of 74 shares of Preferred Stock and 9,885 Warrants. Assuming conversion of all such shares of Preferred Stock and assuming exercise of all such Warrants, Private LLC is the beneficial owner of 36,314 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 0.08% of the outstanding shares of Common Stock.


     (4) Assuming conversion of all 74 shares of Preferred Stock and exercise of all 9,885 Warrants owned of record by Private LLC, Private L.P., in its capacity as sole member of Private LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 36,314 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 0.08% of the outstanding shares of Common Stock.


     (5) Assuming conversion of all 10,538 shares of Preferred Stock and exercise of all 1,405,138 Warrants owned of record by Qualified LLC and Private LLC, HM4/GP Partners, in its capacity as the sole general partner of each of Equity L.P. and Private L.P., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 5,168,710 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 9.62% of the outstanding shares of Common Stock.


     (6) 4-EQ LLC is the record and beneficial owner of 154 shares of Preferred Stock and 20,502 Warrants. Assuming conversion of all such shares of Preferred Stock and assuming exercise of all such Warrants, 4-EQ LLC is the beneficial owner of 75,502 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 0.15% of the outstanding shares of Common Stock.


     (7) Assuming conversion of all 154 shares of Preferred Stock and exercise of all 20,502 Warrants owned of record by 4-EQ LLC, 4-EQ L.P., in its capacity as sole member of 4-EQ LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 75,502 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 0.15% of the outstanding shares of Common Stock.


     (8) 4-SBS LLC is the record and beneficial owner of 251 shares of Preferred Stock and 33,412 Warrants. Assuming conversion of all such shares of Preferred Stock and exercise of all such Warrants, 4-SBS LLC is the beneficial owner of 122,055 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 0.25% of the outstanding shares of Common Stock.


     (9) Assuming conversion of all 251 shares of Preferred Stock and exercise of all 33,412 Warrants owned of record by 4-SBS LLC, 4-SBS L.P., in its capacity as sole member of 4-SBS LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 123,055 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 0.25% of the outstanding shares of Common Stock.


     (10) Assuming conversion of all 10,943 shares of Preferred Stock and exercise of all 1,459,052 Warrants owned of record by Qualified LLC, Private LLC, 4-EQ LLC and 4-SBS LLC, Hicks GP Partners, in its capacity as sole general partner of each of HM4/GP Partners, 4-EQ L.P. and 4-SBS L.P., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 5,367,267 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 9.95% of the outstanding shares of Common Stock.

     (11) Assuming conversion of all 10,943 shares of Preferred Stock and exercise of all 1,459,052 Warrants owned of record by Qualified LLC, Private LLC, 4-EQ LLC and 4-SBS LLC, Fund IV LLC, in its capacity as the sole general partner of Hicks GP Partners, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 5,367,267 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 9.95% of the outstanding shares of Common Stock.


     (12) PG-IV LLC is the record and beneficial owner of 557 shares of Preferred Stock and 74,281 Warrants. Assuming conversion of all such shares of Preferred Stock and exercise of all such Warrants, PG-IV LLC is the beneficial owner of 273,210 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 0.56% of the outstanding shares of Common Stock.


     (13) Assuming conversion of all 557 shares of Preferred Stock and exercise of all 74,281 Warrants owned of record by PG-IV LLC, PG-IV C.V., in its capacity as sole member of PG-IV LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 273,210 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 0.56% of the outstanding shares of Common Stock.


     (14) Assuming conversion of all 557 shares of Preferred Stock and exercise of all 74,281 Warrants owned of record by PG-IV LLC, HM Equity C.V., in its capacity as sole general partner of PG-IV C.V., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 273,210 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 0.56% of the outstanding shares of Common Stock.


     (15) Assuming conversion of all 557 shares of Preferred Stock and exercise of all 74,281 Warrants owned of record by PG-IV LLC, GP Cayman L.P., in its capacity as sole general partner of HM Equity C.V., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 273,210 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 0.56% of the outstanding shares of Common Stock.


     (16) Assuming conversion of all 557 shares of Preferred Stock and exercise of all 74,281 Warrants owned of record by PG-IV LLC, Fund IV Cayman LLC, in its capacity as the sole general partner of GP Cayman L.P. may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 273,210 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 0.56% of the outstanding shares of Common Stock.


     (17) Bridge LLC is the record and beneficial owner of 11,500 shares of Preferred Stock and 1,533,334 Warrants. Assuming conversion of all such shares and exercise of all such Warrants, Bridge LLC is the beneficial owner of 5,640,477 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 10.40% of the outstanding shares of Common Stock.


     (18) Assuming conversion of all 11,500 shares of Preferred Stock and exercise of all 1,533,334 Warrants owned of record by Bridge LLC, Bridge Partners L.P., in its capacity as sole member of Bridge LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 5,640,477 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 10.40% of the outstanding shares of Common Stock.


     (19) Assuming conversion of all 11,500 shares of Preferred Stock and exercise of all 1,533,334 Warrants owned of record by Bridge LLC, Bridge Partners LLC, in its capacity as general partner of Bridge Partners L.P., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 5,640,477 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 10.40% of the outstanding shares of Common Stock.


     (20) Assuming conversion of all 23,000 shares of Preferred Stock and exercise of all 3,066,667 Warrants owned of record by Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC, PG-IV LLC and Bridge LLC, Mr. Thomas O. Hicks, in his capacity as sole member of Fund IV LLC, Fund IV Cayman LLC and Bridge Partners LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 11,280,954 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at March 27, 2000, there being 48,582,035 shares of Common Stock outstanding, represents approximately 18.84% of the outstanding shares of Common Stock.


     The Reporting Persons expressly disclaim (a) the existence of any group and
(b) beneficial ownership with respect to any shares other than the shares owned of record by such Reporting Person.

     (b) The information set forth in Items 7 through 11 of the cover pages hereto is incorporated herein by reference.


     (c) Except as set forth herein, none of the persons named in response to paragraph (a) has effected any transactions in shares of Common Stock during the past 60 days.


     (d) The right to receive dividends on, and proceeds from the sale of, the shares of Common Stock which may be beneficially owned by the persons described in (a) and (b) above is governed by the limited liability company agreements and limited partnership agreements of each such entity, and such dividends or proceeds may be distributed with respect to numerous member interests and general and limited partnership interests.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.


     The matters set forth in Item 2 are incorporated in this Item 6 by reference as if fully set forth herein.


     Securities  Purchase  Agreement


     Pursuant to the Preferred Stock and Warrant Purchase Agreement (as amended by the Amendment Agreement referred to below, the "Securities Purchase Agreement"), dated as of February 27, 2000 between the Issuer, Liberty Media Corporation, Gleacher/ICG Investors, LLC and Bridge LLC, the Issuer agreed, inter alia, to sell to Bridge LLC, and Bridge LLC agreed to purchase from the Issuer, 230,000 shares of Preferred Stock and 3,066,667 Warrants for a purchase price of $230,000,000. Prior to the issuance of the shares of Preferred Stock and Warrants at the Closing (as defined below), pursuant to an Assignment of Rights Under Preferred Stock and Warrant Purchase Agreement dated February 16, 2000 (the "Assignment Agreement"), Bridge LLC assigned 50% of its rights, titles, interests and obligations in, to and under the Securities Purchase Agreement to Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC and PG-IV LLC (the "Assignees").


The number of shares of Preferred Stock to be sold to Bridge LLC and the Assignees was reduced to 23,000 and the Liquidation Preference of each share was increased from $1,000 to $10,000 (with no change to the aggregate purchase price) by way of an Amendment dated April 10, 2000 ("Amendment Agreement"). The number of shares to be sold to the other purchasers under the Securities Purchase Agreement was also correspondingly reduced. Pursuant to the Amendment Agreement, the parties also agreed to redesignate the Preferred Stock such that Liberty Media Corporation would be issued Series A-1 Preferred Stock, Bridge LLC and the Assignees would be issued Series A-2 Preferred Stock and Gleacher/ICG Investors, LLC would be issued Series A-3 Preferred Stock. Unless the context otherwise requires, references herein to the "Preferred Stock" shall mean, collectively, the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock.


     On April 10, 2000 at the closing held pursuant to the Securities Purchase Agreement (the "Closing"), the Issuer sold to each of the persons listed below (the "HMTF Holders") the number of shares of Preferred Stock and the number of Warrants set forth opposite such person's name below in exchange for the purchase price set forth opposite such person's name below.

___________________________________________________________________________
Name  of  entity         Number  of  shares       Number  of    Purchase
                         of  Preferred  Stock      Warrants       Price
                            purchased             purchased

___________________________________________________________________________
Qualified  LLC                 10,464            1,395,253    $104,644,000
Private  LLC                       74                9,885        $741,000
4-EQ  LLC                         154               20,502      $1,538,000
4-SBS  LLC                        251               33,412      $2,506,000
PG-IV  LLC                        557               74,281      $5,571,000
Bridge  LLC                    11,500            1,533,334    $115,000,000

____________________________________________________________________________

     The foregoing description of the Securities Purchase Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is filed herewith as Exhibit
10.1 and is incorporated herein by reference and the Amendment, Consent and Waiver, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

     Registration  Rights  Agreement

     At Closing, the Issuer and the holders of Preferred Stock entered into a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which the Issuer has agreed to effect three "demand" registrations at the request of the holders of a majority of the Registrable Securities held by the HMTF Holders and any direct or indirect transferee of any Registrable Securities held by the HMTF Holders, provided that each such demand registration must be in respect of Registrable Securities (as defined below) with a fair market value of at least $50,000,000 and provided that certain other restrictions are met. The HMTF Holders may make one additional demand for registration upon exercise of all or a portion of the Warrants held by them. The Registration Rights Agreement also grants demand registration rights to holders of Registrable Securities affiliated with Liberty Media Corporation. In addition, the purchasers have certain piggyback registration rights in connection with registrations of the Issuer's securities under the Securities Act of 1933 (the "Securities Act") as well as rights to request a shelf registration of portions of the Registrable Securities.

     "Registrable Securities" means (a) the shares of Common Stock issued or issuable upon conversion of the Preferred Stock or upon exercise of the Warrants, plus any additional shares of Common Stock or Warrants issued in connection with any stock split, stock dividend or similar event with respect to the Common Stock and (b) any securities that the Issuer or any successor entity into which such Common Stock or such Preferred Stock may be converted or changed.

     The foregoing description of the Registration Rights Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed herewith as
Exhibit  10.3  and  is  incorporated  herein  by  reference.

     Certificate  of  Designation

     As contemplated by the Securities Purchase Agreement, the Board of Directors of the Issuer approved and adopted the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 8% Series A-1 Convertible Preferred Stock, 8% Series A-2 Convertible Preferred Stock and 8% Series A-3 Convertible Preferred Stock, and
Qualifications, Limitations and Restrictions Thereof (the "Certificate of Designation") to create three series of Preferred Stock. Except in relation to director appointment rights, the powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock are identical.

     Under the Certificate of Designation, the shares of Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all shares of Common Stock and to each other class of capital stock or preferred stock of the Issuer (other than Preferred
Stock Mandatorily Redeemable 2009 of the Issuer), the terms of which do not expressly provide that it ranks senior to or on a parity with the shares of the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Issuer; (ii) on a parity with the Preferred Stock Mandatorily Redeemable 2009 of the Issuer and with each other class of capital stock or series of preferred stock of the Issuer issued by Issuer, the terms of which expressly provide that such class or series will rank on a parity with the shares of the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution, if the Issuer, in issuing the shares, complies with applicable provisions in the Certificate of Designation; and (iii) junior to each class of capital stock or series of preferred stock of the Issuer issued by the Issuer, the terms of which expressly provide that such class or series will rank senior to the shares of Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution, if the Issuer, in issuing the shares, complies with applicable provisions in the Certificate of Designation.

     The holders of the shares of Preferred Stock will be entitled to receive with respect to each share of Preferred Stock, out of funds legally available for the payment of dividends, dividends at a rate per annum of 8% of the then-effective Liquidation Preference (as defined below). Such dividends shall be cumulative from the date of issuance of the Preferred Stock and shall be payable quarterly in arrears. On each Dividend Payment Date, commencing on the June 30, 2000 Dividend Payment
Date, to and including the June 30, 2005 Dividend Payment Date, accrued dividends on a share of Preferred Stock for the preceding Dividend Period shall be added cumulatively to and thereafter remain a part of the Liquidation Preference of such share. Thereafter, accrued dividends shall be payable quarterly on each Dividend Payment Date, commencing on September 30, 2005, to the holders of record of Preferred Stock as of the close of business on the applicable Dividend Record Date. Accrued Dividends that are not paid in full in cash on any Dividend Payment Date (whether or not declared and whether or not there are sufficient funds legally available for the payment thereof) shall be added cumulatively to the Liquidation Preference on the applicable Dividend Payment Date and thereafter remain a part thereof.

     The holders of shares of Preferred Stock will have the right, generally, at any time, to convert any or all their shares of Preferred Stock into a number of fully paid and nonassessable shares of Common Stock equal to the then effective Liquidation Preference thereof plus accrued and unpaid dividends to the date of conversion divided by the Conversion Price in effect at the time of conversion. The initial Conversion Price is $28.00 per share.

     The shares of Preferred Stock may be redeemed at any time commencing on or after June 30, 2000, in whole or from time to time in part, at the election of the Issuer, at a redemption price payable in cash equal to 100% of the then effective Liquidation Preference (after giving effect to the Special Dividend (as defined in the Certificate of Designation) if applicable) plus accrued and unpaid dividends from the last Dividend Payment Date to the date fixed for redemption. Shares of Preferred Stock (if not earlier redeemed or converted) shall be mandatorily redeemed by the Issuer on June 30, 2015, at a redemption price per share in cash equal to the then effective Liquidation Preference (after giving effect to the Special Dividend, if applicable), plus accrued and unpaid dividends thereon from the last Dividend Payment Date to the date of mandatory redemption.

     If a "Change of Control" (as defined in the Certificate of Designation) occurs prior to June 30, 2005, an amount equal to the Special Dividend is to be added to the Liquidation Preference of each share of Preferred Stock. The Special Dividend, for each share of Preferred Stock, is the difference between
(i) $14,859.47 (as that number may be adjusted for stock splits, stock dividends or similar events) and (ii) the amount of the actual Liquidation Preference of such share immediately prior to the Change of Control.

     Upon occurrence of a Change of Control, the Issuer has the right, but not the obligation, to offer to repurchase all the shares of Preferred Stock at a purchase price per share in cash equal to 101% of the Liquidation Preference of each share of Preferred Stock repurchased (after giving effect to the Special Dividend, if applicable), plus an amount equal to 101% of all dividends accrued and unpaid thereon to the date fixed for the repurchase. If the Issuer does not offer to repurchase all the shares of Preferred Stock in accordance with the Certificate of Designation, the dividend rate on the Preferred Stock will increase to 16%. If the dividend rate is so increased, the Issuer will have the right (but not the obligation) (i) at any time prior to June 30, 2005 to offer to repurchase all the shares of Preferred Stock at a purchase price per share in cash equal to 101% of the Liquidation Preference of each share of Preferred Stock repurchased (after giving effect to the Special Dividend, if applicable), plus an amount equal to 101% of all dividends accrued and unpaid thereon to the date fixed for the repurchase and (ii) at any time after June 30, 2005, to offer to repurchase all the shares of Preferred Stock at a purchase price per share in cash equal to 100% of the Liquidation Preference of each share of Preferred Stock repurchased (after giving effect to the Special Dividend, if applicable), plus an amount equal to 100% of all dividends accrued and unpaid thereon to the date fixed for the repurchase. If the Issuer makes such an offer, the dividend rate on the Preferred Stock will be thereafter reduced to 8%.

     The holders of the shares of Preferred Stock will be entitled to vote on all matters that the holders of the Issuer's Common Stock are entitled to vote upon. In exercising these voting rights, each share of Preferred Stock shall be entitled to vote on an as-converted basis with the holders of the Issuer's Common Stock. The approval of the holders of between 51% and 75% the then-outstanding shares of Preferred Stock, voting as one class, will be required for the Issuer to take certain actions. In addition, for so long as members of the HMTF Group own any combination of the shares of Common Stock (on an as converted basis) that, taken together, equal at least 4,107,143 shares of Common Stock (as adjusted for any stock dividends, splits and combinations and similar events affecting the Common Stock from time to time), the holders of Series A-2 Preferred Stock, voting as a class, may elect one director, or if greater, such number (rounded up to the nearest whole number) equal to 10% of the then authorized number of members of members of the Issuer's board of directors, to serve on the board of directors of the Issuer. Pursuant to this right, the holders of the Series A-2 Preferred Stock have elected Thomas O. Hicks to the board of directors of the Issuer. The Securities Purchase Agreement contains a parallel provision for the election of a director that is inoperative for so long as the above described provision is in effect. Pursuant to the Certificate of Designation, holders of the Series A-1 Preferred Stock have the right to elect up to two directors under certain circumstances.

     "Liquidation Preference" means an amount equal to $10,000 per share of Preferred Stock plus accrued and unpaid dividends, subject to change in accordance with the provisions of the Certificate of Designation.

     The foregoing description is not, and does not purport to be, complete and is qualified in its entirety by reference to the Certificate of Designation, a copy of which is filed as Exhibit 10.4 and is incorporated herein by reference.

     Common  Stock  Warrant  Certificate

     As contemplated by the Securities Purchase Agreement, at the Closing the Issuer issued the Warrants. The Warrants entitle the HMTF Holders or their permitted assigns to purchase from the Issuer fully paid and nonassessable shares of Common Stock at an exercise price of $34.00 per share, as adjusted from time to time pursuant to the terms of the Warrant Certificate. The Warrants are void after April 10, 2005. Warrants were also issued to the other purchasers.

     The foregoing description of the Warrants is not, and does not purport to be, complete and is qualified in its entirety by reference to the form of Common Stock Warrant, a copy of which is filed herewith as Exhibit 10.5 and is incorporated herein by reference.

Item  7.  Material  to  be  Filed  as  Exhibits.

Exhibit 10.1: Securities Purchase Agreement, dated as of February 27, 2000, between the Issuer, Liberty Media Corporation, Gleacher/ICG Investors LLC and Bridge LLC relating to the purchase and sale of 8% Cumulative Convertible
Preferred  Stock  and  Warrants  of  ICG  Communications,  Inc.

Exhibit 10.2 Amendment dated as of April 10, 2000, between the Issuer, Liberty Media Corporation, Gleacher/ICG Investors, LLC and Bridge LLC, Qualified LLC, Private LLC, PG-IV LLC, 4-SBS LLC and 4-EQ LLC.

Exhibit 10.3: Registration Rights Agreement, dated as of April 7, 2000, between the Issuer, Liberty Media Corporation, Gleacher/ICG Investors, LLC and Bridge LLC, Qualified LLC, Private LLC, PG-IV LLC, 4-SBS LLC and 4-EQ LLC.

Exhibit 10.4: Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the 8% Series A-1 Convertible Preferred Stock, 8% Series A-2 Convertible Preferred Stock and 8% Series A-3 Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof.

Exhibit  10.5:   Form  of  Common  Stock  Warrant  dated  as  of April 10, 2000.

Exhibit 10.6: Credit Agreement, dated December 28, 1999, by and among HMTF Bridge Partners, L.P., and HM/Europe Coinvestors, C.V. as Initial Borrowers, the Lenders named therein, the Issuing Bank, The Chase Manhattan Bank, as Administrative Agent, and Bank of America, N.A., as Syndication Agent.

Exhibit  99.1:   Joint  Filing  Agreement  among the parties regarding filing of
Schedule  13D.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000          /s/  David  W. Knickel*
                          Name: Thomas  O.  Hicks

                           *  By:  David  W.  Knickel
                                   Attorney-in-Fact

     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April 20, 2000            HM4 ICG QUALIFIED FUND,  LLC


                          By:    /s/  David  W.  Knickel
                          Name:  David  W.  Knickel
                          Title:  Vice  President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April 20, 2000            HMTF EQUITY FUND IV (1999),  L.P.


                          By: HM4/GP  (1999)  Partners,  L.P.,  its  General
                          Partner

                          By: Hicks, Muse  GP  (1999)  Partners  IV,  L.P., its
                              General  Partner

                          By: Hicks,  Muse  (1999)  Fund IV, LLC,  its  General
                              Partner


                          By: /s/  David  W.  Knickel
                          Name:  David  W.  Knickel
                          Title:  Vice  President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000           HM4 ICG PRIVATE FUND,  LLC


                           By:    /s/  David  W.  Knickel
                           Name:  David  W.  Knickel
                           Title:  Vice  President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000           HMTF  PRIVATE EQUITY  FUND  IV  (1999),  L.P.

                           By: HM4/GP  (1999)  Partners,  L.P.,  its  General
                               Partner

                           By: Hicks, Muse  GP  (1999)  Partners  IV,  L.P., its
                               General  Partner

                           By: Hicks, Muse (1999)  Fund  IV,  LLC,  its  General
                               Partner


                           By:    /s/  David  W.  Knickel
                           Name:  David  W.  Knickel
                           Title:  Vice  President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000            HM4/GP  (1999) PARTNERS,  L.P.

                            By: Hicks,  Muse GP  (1999) Partners  IV,  L.P., its
                                General  Partner

                            By: Hicks, Muse (1999) Fund  IV,  LLC,  its  General
                                Partner


                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel
                            Title:  Vice  President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000             HM  4-EQ  ICG COINVESTORS,  LLC

                             By:    /s/  David  W.  Knickel
                             Name:  David  W.  Knickel
                             Title: Vice  President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000             HM  4-EQ (1999) COINVESTORS,  L.P.

                             By: Hicks, Muse GP (1999) Partners IV, L.P., its General Partner

                             By: Hicks,  Muse  (1999)  Fund  IV,  LLC,  its
                                 General  Partner


                             By:    /s/  David  W.  Knickel
                             Name:  David  W.  Knickel
                             Title:  Vice  President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000              HM  4-SBS  ICG COINVESTORS,  LLC

                              By:    /s/  David  W.  Knickel
                              Name:  David  W.  Knickel
                              Title:  Vice  President

     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000               HM  4-SBS (1999) COINVESTORS,  L.P.

                               By: Hicks,  Muse GP  (1999)  Partners  IV,  L.P.,
                                   its  General  Partner

                               By: Hicks,  Muse  (1999)  Fund  IV,  LLC,  its
                                   General  Partner


                               By:    /s/  David  W.  Knickel
                               Name:  David  W.  Knickel
                               Title:  Vice  President

     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000              HICKS, MUSE GP (1999) PARTNERS IV, L.P.

                              By: Hicks,  Muse  (1999)  Fund  IV,  LLC,  its
                                  General  Partner


                              By:    /s/  David  W.  Knickel
                              Name:  David  W.  Knickel
                              Title:  Vice  President

     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000              HICKS,  MUSE  (1999)  FUND  IV,  LLC


                              By:    /s/  David  W.  Knickel
                              Name:  David  W.  Knickel
                              Title:  Vice  President

     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000              HM  PG-IV  ICG,  LLC


                              By:    /s/  David  W.  Knickel
                              Name:  David  W.  Knickel
                              Title:  Vice  President

     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000              HICKS,  MUSE  PG-IV  (1999),  C.V.

                              By: HM  Equity  Fund  IV/GP  Partners  (1999),
                                  C.V.,  its  General  Partner

                              By: HM  GP  Partners  IV  Cayman,  L.P.,  its
                                  General  Partner

                              By: HM Fund IV Cayman LLC, its General Partner


                              By:    /s/  David  W.  Knickel
                              Name:  David  W.  Knickel
                              Title:  Vice  President

     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000              HM  EQUITY  FUND IV/GP PARTNERS (1999),C.V.

                              By: HM  GP  Partners  IV  Cayman,  L.P.,  its
                                  General  Partner

                              By: HM Fund IV Cayman LLC, its General Partner


                              By:    /s/  David  W.  Knickel
                              Name:  David  W.  Knickel
                              Title:  Vice  President

     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000              HM  GP  PARTNERS  IV  CAYMAN,  L.P.

                              By:     HM Fund IV Cayman LLC, its General Partner


                              By:    /s/  David  W.  Knickel
                              Name:  David  W.  Knickel
                              Title:  Vice  President

     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000              HM  FUND  IV  CAYMAN  LLC


                              By:    /s/  David  W.  Knickel
                              Name:  David  W.  Knickel
                              Title:  Vice  President

     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000              HMTF  BRIDGE  ICG,  LLC


                              By:    /s/  David  W.  Knickel
                              Name:  David  W.  Knickel
                              Title:  Vice  President

     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000              HMTF  BRIDGE  PARTNERS,  L.P.

                              By: HMTF  Bridge  Partners,  LLC,  its General
                                  Partner


                              By:  /s/  David  W.  Knickel
                              Name:  David  W.  Knickel
                              Title:  Vice  President



     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April  20,  2000              HMTF  BRIDGE  PARTNERS,  LLC


                              By:    /s/  David  W.  Knickel
                              Name:  David  W.  Knickel
                              Title:  Vice  President

                                  EXHIBIT INDEX

Exhibit 10.1: Securities Purchase Agreement, dated as of February 27, 2000, between the Issuer, Liberty Media Corporation, Gleacher/ICG Investors LLC and Bridge LLC relating to the purchase and sale of 8% Cumulative Convertible
Preferred  Stock  and  Warrants  of  ICG  Communications,  Inc.*

Exhibit  10.2     Amendment  dated  as  of  April  10, 2000, between the Issuer,
Liberty Media Corporation, Gleacher/ICG Investors, LLC and Bridge LLC, Qualified LLC, Private LLC, PG-IV LLC, 4-SBS LLC and 4-EQ LLC.*

Exhibit 10.3: Registration Rights Agreement, dated as of April 7, 2000, between the Issuer, Liberty Media Corporation, Gleacher/ICG Investors, LLC and Bridge LLC, Qualified LLC, Private LLC, PG-IV LLC, 4-SBS LLC and 4-EQ LLC.*

Exhibit 10.4: Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the 8% Series A-1 Convertible Preferred Stock, 8% Series A-2 Convertible Preferred Stock and 8% Series A-3 Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof.*

Exhibit  10.5:     Form  of  Common  Stock  Warrant dated as of April 10, 2000.*

Exhibit 10.6: Credit Agreement, dated December 28, 1999, by and among HMTF Bridge Partners, L.P., and HM/Europe Coinvestors, C.V. as Initial Borrowers, the Lenders named therein, the Issuing Bank, The Chase Manhattan Bank, as Administrative Agent, and Bank of America, N.A., as Syndication Agent.*

Exhibit  99.1:     Joint  Filing Agreement among the parties regarding filing of
Schedule  13D.*


__________________
     *     Filed  herewith

JOINT  FILING  STATEMENT

     Each of the undersigned agrees that (i) the statement on Schedule 13D relating to the Common Stock, par value $.001 per share, of ICG Communications, Inc. has been adopted and filed on behalf of each of them, (ii) all future amendments to such statement on Schedule 13D will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them, and (iii) the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 apply to each of them. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.


April  20,  2000                 /s/  David  W.  Knickel  *
                            Name: Thomas  O.  Hicks

                         *  By    David  W.  Knickel
                                  Attorney-in-Fact


                            HM4  ICG  QUALIFIED  FUND,  LLC

                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel
                            Title:  Vice  President


                            HMTF  EQUITY  FUND  IV  (1999),  L.P.

                            By: HM4/GP  (1999)  Partners,  L.P.,  its  General
                                Partner

                            By: Hicks, Muse GP (1999)  Partners  IV,  L.P.,  its
                                General  Partner

                            By: Hicks,  Muse  (1999)  Fund  IV, LLC, its General
                                Partner

                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel
                            Title: Vice  President

                            HM4  ICG  PRIVATE  FUND,  LLC

                            By:  /s/  David  W.  Knickel
                            Name:  David  W.  Knickel
                            Title:  Vice  President


                            HMTF  PRIVATE  EQUITY  FUND  IV  (1999),  L.P.

                            By:   HM4/GP (1999) Partners,  L.P., its General
                                  Partner

                            By: Hicks, Muse GP (1999) Partners IV, L.P., its General Partner

                            By: Hicks, Muse (1999) Fund IV, LLC, its General Partner

                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel
                            Title: Vice  President


                            HM4/GP  (1999)  PARTNERS,  L.P.

                            By: Hicks, Muse GP (1999) Partners IV, L.P., its General Partner

                            By: Hicks, Muse (1999) Fund IV, LLC, its General Partner


                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel
                            Title:  Vice  President


                            HM  4-EQ  ICG  COINVESTORS,  LLC

                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel
                            Title: Vice  President

                            HM  4-EQ  (1999)  COINVESTORS,  L.P.

                            By: Hicks, Muse GP (1999) Partners IV, L.P., its
                                General  Partner

                            By: Hicks, Muse (1999)  Fund IV, LLC, its General
                                Partner


                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel
                            Title: Vice  President


                            HM  4-SBS  ICG  COINVESTORS,  LLC

                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel
                            Title:  Vice  President


                            HM  4-SBS  (1999)  COINVESTORS,  L.P.

                            By: Hicks,  Muse  GP  (1999)  Partners  IV,
                                L.P.,  its  General  Partner

                            By: Hicks,  Muse  (1999)  Fund  IV,  LLC,  its
                                General  Partner

                            By:  /s/  David  W.  Knickel
                            Name: David  W.  Knickel
                            Title:  Vice  President


                            HICKS,  MUSE  GP  (1999)  PARTNERS  IV,  L.P.

                            By: Hicks, Muse (1999) Fund IV, LLC, its General Partner

                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel

                            Title:  Vice  President


                            HICKS,  MUSE  (1999)  FUND  IV,  LLC

                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel
                            Title:  Vice  President


                            HM  PG-IV  ICG,  LLC

                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel
                            Title: Vice  President


                            HICKS,  MUSE  PG-IV  (1999),  C.V.

                            By: HM  Equity  Fund  IV/GP  Partners  (1999),
                                C.V.,  its  General  Partner

                            By: HM  GP  Partners  IV  Cayman,  L.P.,  its
                                General  Partner

                            By: HM  Fund  IV  Cayman  LLC,  its  General
                                Partner


                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel
                            Title:  Vice  President


                            HM  EQUITY  FUND  IV/GP  PARTNERS  (1999),  C.V.

                            By: HM GP Partners IV Cayman, L.P., its General
                                Partner

                            By: HM Fund IV Cayman  LLC, its General Partner

                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel

                            Title:  Vice  President


                            HM  GP  PARTNERS  IV  CAYMAN,  L.P.

                            By: HM Fund IV Cayman LLC, its General Partner

                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel
                            Title:  Vice  President


                            HM  FUND  IV  CAYMAN  LLC

                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel
                            Title: Vice  President


                            HMTF  BRIDGE  ICG,  LLC

                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel
                            Title:  Vice  President


                            HMTF  BRIDGE  PARTNERS,  L.P.

                            By:  HMTF  Bridge  Partners,  LLC,  its  General
                                 Partner


                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel
                            Title:  Vice  President


                            HMTF  BRIDGE  PARTNERS,  LLC

                            By:    /s/  David  W.  Knickel
                            Name:  David  W.  Knickel
                            Title:  Vice  President